As filed with the Securities and Exchange Commission on October 2, 2018

Registration No. 333-219839

Registration No. 333-197463

Registration No. 333-214926

Registration No. 333-214927

Registration No. 333-127743

Registration No. 333-227540

Registration No. 333-91395

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

LIVERAMP HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	83-1269307
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

225 Bush Street, Seventeenth Floor

San Francisco, CA 94104

(866) 352-3267

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

AMENDED AND RESTATED 2005 EQUITY COMPSENATION PLAN OF LIVERAMP HOLDINGS, INC.

LIVERAMP, INC. 2006 EQUITY INCENTIVE PLAN

PIPPIO, INC. 2014 EQUITY INCENTIVE PLAN

ARBOR EQUITY COMPENSATION PLAN

SOLVE MEDIA, INC. 2009 STOCK PLAN

CIRCULATE EQUITY COMPENSATION PLAN

AMENDED AND RESTATED KEY ASSOCIATE STOCK OPTION PLAN OF LIVERAMP HOLDINGS, INC.

2011 NONQUALIFIED EQUITY COMPENSATION PLAN

2005 STOCK PURCHASE PLAN OF LIVERAMP HOLDINGS, INC.

2018 EQUITY COMPENSATION PLAN OF PACIFIC DATA PARTNERS LLC

(Full title of the plans)

Jerry C. Jones

Chief Ethics and Legal Officer, Executive Vice President and Assistant Secretary

LiveRamp Holdings, Inc.

225 Bush Street, Seventeenth Floor

San Francisco, CA 94104

(866) 352-3267

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael C. Labriola, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

1700 K Street, NW, Fifth Floor

Washington, DC 20006

(202) 973-8800

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller Reporting Company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On September 20, 2018, Acxiom Corporation, a Delaware corporation (“Acxiom”), adopted a holding company form of organizational structure whereby Acxiom became a direct, wholly-owned subsidiary of Acxiom Holdings, Inc., a Delaware corporation (the “Registrant”). The holding company organizational structure was implemented by the merger (the “Merger”) of High Garden Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of the Registrant, with and into Acxiom with Acxiom surviving. By virtue of the Merger, which was completed on September 20, 2018, each share of Acxiom’s outstanding common stock was converted, on a share-for-share basis, into a share of common stock of the Registrant, having the same rights, powers, preferences, qualifications, limitations and restrictions as the common stock of Acxiom.

On October 1, 2018, the Registrant closed the sale of Acxiom Marketing Solutions business (the “AMS Sale”) to The Interpublic Group of Companies, Inc., a Delaware corporation. Upon closing of the AMS Sale, the Registrant changed its name to “LiveRamp Holdings, Inc.” to begin trading on the New York Stock Exchange under the symbol “RAMP” (the foregoing transactions, the “Name Change”).

The purpose of this Amendment is solely to make certain updates to reflect the Name Change. This Amendment pertains to the adoption by the Registrant of the below-listed registration statements on Form S-8 (each, a “Registration Statement,” together, the “Registration Statements”):

•	Amended and Restated 2005 Equity Compensation Plan of Acxiom Corporation, Registration No. 333-219839, filed with the Securities and Exchange Commission (“SEC”) on August 9, 2017;

•	LiveRamp, Inc. 2006 Equity Incentive Plan, Registration No. 333-197463, filed with the SEC on July 16, 2014;

•	Pippio, Inc. 2014 Equity Incentive Plan, Registration No. 333-214926, filed with the SEC on December 6, 2016;

•	Arbor Equity Compensation Plan, Registration No. 333-214926, filed with the SEC on December 6, 2016;

•	Solve Media, Inc. 2009 Stock Plan, Registration No. 333-214926, filed with the SEC on December 6, 2016;

•	Circulate Equity Compensation Plan, Registration No. 333-214926, filed with the SEC on December 6, 2016;

•	Amended and Restated Key Associate Stock Option Plan of Acxiom Corporation, Registration No. 333-91395, filed with the SEC on November 22, 1999;

•	2011 Nonqualified Equity Compensation Plan, Registration No. 333-214927, filed with the SEC on December 6, 2016;

•	2005 Stock Purchase Plan of Acxiom Corporation, Registration No. 333-127743, filed with the SEC on August 22, 2005;

•	2018 Equity Compensation Plan of Pacific Data Partners LLC, Registration No. 333-227540, filed with the SEC on September 26, 2018.

In connection with the Merger, the Registrant assumed the plans of Acxiom and all of the outstanding equity awards under the plans. Each outstanding equity award assumed by the Registrant under the plans is issuable upon the same terms and conditions as were in effect immediately prior to the completion of the Merger, except that all such equity awards now entitle the holder thereof to acquire the equity interests of the Registrant. The Registrant is the successor issuer of Acxiom under Rule 12g-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In accordance with Rule 414 under the Securities Act of 1933, as amended, the Registrant, as the successor registrant to Acxiom, hereby expressly adopts the Registration Statements as their own for all purposes of the Exchange Act. Registration fees were paid at the time of the original filings of the Registration Statements.

PART II

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents and information, which have been filed with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this registration statement. However, we do not incorporate by reference those items which were not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

•	Acxiom Corporation’s (“Acxiom”) Annual Report on Form 10-K for the period ended March 31, 2018, filed with the SEC on May 25, 2018, as amended by Amendment No. 1, filed with the SEC on July 30, 2018;

•	Acxiom’s quarterly report on Form 10-Q for the period ended June 30, 2018, filed with the Commission on August 9, 2018;

•	Our Current Report on Form 8-K, filed with the SEC on September 21, 2018;

•	Our Current Report on Form 8-K, filed with the SEC on October 1, 2018;

•

all other reports filed by us pursuant to Section 13(a) or 15(d) of the Exchange Act, since March 31, 2018 (except to the extent information contained in Current Reports on Form 8-K therein is furnished and not filed); and

•

the description of our Common Stock to be offered hereby is contained in our Registration Statement on Form 8-A filed with the SEC on October 1, 2018, including any further amendments or reports filed with the SEC for the purpose of updating such description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein, modified or supersedes such statement. Except as so modified or superseded, such statement shall not be deemed to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company is a Delaware corporation. Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) enables a corporation to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of the director’s fiduciary duty, except:

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or

•	for any transaction from which the director derived an improper personal benefit.

In accordance with Section 102(b)(7) of the DGCL, the Company’s Amended and Restated Certificate of Incorporation includes a provision eliminating, to the fullest extent permitted by the DGCL, the liability of the Company’s directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

Section 145(a) of the DGCL empowers a corporation to indemnify any present or former director, officer, employee or agent of the corporation, or any individual serving at the corporation’s request as a director, officer, employee or agent of another organization, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding provided that such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director, officer, employee or agent had no reasonable cause to believe his or her conduct was unlawful. The DGCL provides that the indemnification described above shall not be deemed exclusive of any other indemnification that may be granted by a corporation pursuant to its by-laws, disinterested directors’ vote, stockholders’ vote, agreement or otherwise.

The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above.

In accordance with Section 145(a) of the DGCL, the Company’s Amended and Restated Certificate of Incorporation provides for indemnification of directors and officers of the Company against liability they may incur in their capacities as such and to the extent authorized by Delaware corporate law.

Pursuant to the Company’s Amended and Restated Bylaws, the Company may maintain directors’ and officers’ insurance on behalf of the directors and officers of the Company and those serving at the request of the Company as a director, officer, employee or agent of another enterprise, against liability asserted against such persons in such capacity whether or not such directors or officers have the right to indemnification pursuant to Delaware law. The Company currently has in effect directors’ and officers’ liability insurance and fiduciary liability insurance.

In addition, the Company has entered into separate indemnification agreements with certain of its current and former directors and executive officers. The indemnification agreements provide generally that the Company will indemnify and advance expenses to the fullest extent permitted by applicable law. Each director and executive officer party to an indemnification agreement is entitled to be indemnified against all expenses, judgments, penalties and amounts paid in settlement actually and reasonably incurred.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Filing Date/ Period End Date	Filed Herewith

4.1	Amended and Restated Certificate of Incorporation of LiveRamp Holdings, Inc. (previously filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on October 1, 2018 and incorporated herein by reference)	8-K	10/1/2018

4.2	Amended and Restated Bylaws of LiveRamp Holdings, Inc. (previously filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on October 1, 2018 and incorporated herein by reference)	8-K	10/1/2018

4.3	Specimen Common Stock Certificate (previously filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on October 1, 2018 and incorporated herein by reference)	8-K	10/1/2018

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation			X

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.			X

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1).			X

24.1	Power of attorney (contained on signature pages of this registration statement)			X

99.1	Amended and Restated 2005 Equity Compensation Plan of LiveRamp Holdings, Inc.			X

99.2	LiveRamp, Inc. 2006 Equity Incentive Plan			X

99.3	Pippio, Inc. 2014 Equity Incentive Plan			X

99.4	Arbor Equity Compensation Plan			X

99.5	Solve Media, Inc. 2009 Stock Plan			X

99.6	Circulate Equity Compensation Plan			X

99.7	Amended and Restated Key Associate Stock Plan of LiveRamp Holdings, Inc.			X

99.8	2011 Nonqualified Equity Compensation Plan			X

99.9	2005 Stock Purchase Plan of LiveRamp Holdings, Inc.			X

99.10	2018 Equity Compensation Plan of Pacific Data Partners LLC			X

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 2nd day of October, 2018.

LIVERAMP HOLDINGS, INC.

By:	/s/ Jerry C. Jones

Name:	Jerry C. Jones
Title:	Chief Ethics and Legal Officer,
Executive Vice President and Assistant Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS: That the undersigned, a director or officer, or both, of LiveRamp Holdings, Inc. (“LiveRamp”), acting pursuant to authorization of the Board of Directors of LiveRamp, hereby appoints Catherine L. Hughes and Jerry C. Jones, or any one of them, attorneys-in-fact and agents for me and in my name and on my behalf, individually and as a director or officer, or both, of LiveRamp, to sign a Registration Statement on Form S-8, together with all necessary exhibits, and any amendments (including post-effective amendments) and supplements thereto, to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the issuance and sale of shares of Common Stock, $.10 par value per share, of LiveRamp to be issued and delivered in accordance with the the Amended and Restated 2005 Equity Compensation Plan of Acxiom Corporation, the LiveRamp, Inc. 2006 Equity Incentive Plan, the Pippio, Inc. 2014 Equity Incentive Plan, the Arbor Equity Compensation Plan, the Solve Media, Inc. 2009 Stock Plan, the Circulate Equity Compensation Plan, the Amended and Restated Key Associate Stock Option Plan of Acxiom Corporation, the 2011 Nonqualified Equity Compensation Plan, the 2005 Stock Purchase Plan of Acxiom Corporation, the Pacific Data Partners LLC 2018 Equity Compensation Plan, and generally to do and perform all things necessary to be done in connection with the foregoing as fully in all respects as I could do personally.

IN WITNESS WHEREOF, I have hereunto set my hand as of the 1st day of October, 2018.

Signed:	/s/ John L. Battelle
Name:	JOHN L. BATTELLE, Director

Signed:	/s/ Timothy R. Cadogan
Name:	TIMOTHY R. CADOGAN, Director

Signed:	/s/ William T. Dillard II
Name:	WILLIAM T. DILLARD II, Director

Signed:	/s/ Richard P. Fox
Name:	RICHARD P. FOX, Director

Signed:	/s/ Jerry D. Gramaglia
Name:	JERRY D. GRAMAGLIA, Director
(Non-Executive Chairman of the Board)

Signed:	/s/ William J. Henderson
Name:	WILLIAM J. HENDERSON, Director

Signed:	/s/ Scott E. Howe
Name: SCOTT E. HOWE, Director and Chief Executive Officer (principal executive officer)

Signed:	/s/ Clark M. Kokich
Name:	CLARK M. KOKICH, Director

Signed:	/s/ Debora B. Tomlin
Name:	DEBORA B. TOMLIN, Director

Signed:	/s/ Warren C. Jenson
Name: WARREN C. JENSON, Chief Financial Officer, Executive Vice President & President-International Division (principal financial and accounting officer)